Translation from Norwegian





                                             August 10, 1972



          Einar W. Sissener
          CEO/President

          Here



          Position of CEO/President

          On behalf of the Board of Directors, we hereby take the liberty of confirming that you have taken office, as of July 1, 1972, as CEO/President of our company.

          Pursuant to our talks, I wish to underline that you may not assume commissions or assignments outside the company, without the Board's consent thereto, but must give the company all your time and labour.

          Your salary, working conditions, etc. shall at all times be determined by the Board. Your salary shall be adjusted on the Board's decision, having due regard to the company's growth, general and special working conditions, as well as overall price and salary trends.

          In respect of your appointment, a mutual period of notice of one year shall apply, entailing resignation at the following year-end.

          In respect of your appointment, the applicable pension age shall be 67 years. Upon retirement when reaching pension age, you are entitled to an annual pension amounting to 2/3 of the average cash salary received during the last 3 years prior to retirement. The company shall cover this pension commitment by means of an insurance, insofar as such an arrangement is financially practical. The amount of pension not covered by insurance shall be paid directly and on a monthly basis by the company.

          Your pension also entails a widow's pension amounting to 60% of your pension, or 40% of your average annual cash salary during the last 3 years prior to death, while still occupying a position in the company. In the event you are survived by children under the age of 20, the widow's pension shall be increased by 10% of the amount of widow's pension for every child, until such child has reached the age of 20.





          Retirement pension and widow's pension shall both be indexed each year on the basis of the consumer price index issued by the Central Bureau of Statistics, the point of departure being the index figure as of the 15th of the month prior to retirement or death.

          The Board is of the opinion that your salary, working conditions and pension terms shall, in standard and in terms, correspond to those applicable for similar positions in Norwegian industry which one might naturally compare with.

          Should circumstances arise entailing the termination of your appointment, you are entitled to an indemnity, in addition to your ordinary salary during the period of notice, corresponding to two years' salary, if you, from the time of your appointment with the company on January 1, 1960, have spent less than 20 years in the company's service, and 3 years' salary if you have spent 20 years or more in the company's service.

          You shall be entitled to a corresponding indemnity, in the event expropriation or similar forced interventions on the part of Government wholly or partially lead to such a reduction in the company's activities that you no longer find it reasonable to continue in your position. In both events, you shall, as far as necessary, assist our companies with advice and guidance during the period in which you are receiving indemnity payments.

          In the unlikely event that a situation of conflict should arise between yourself and the company's Board of Directors concerning your work situation, in the broadest sense of the term, such conflict shall be settled by arbitration. The arbitration board shall consist of 3 members, of which you and the Board of Directors shall appoint one each, the third member being appointed by the Federation of Norwegian Industries. The arbitration board's decision is final and binding and shall comply with the provisions of the statute's arbitration chapter.

          We feel confident of continued positive collaboration for the good of the company.

          Yours sincerely

          A/S APOTHEKERNES LABORATORIUM
             for Specialpraparater

             (Illegible signature)